EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)

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                                                             Three Months Ended         Nine Months Ended
                                                             September 30, 2001        September 30, 2001
                                                             ------------------        ------------------

EARNINGS:

Earnings before income taxes                                           $   65.9                  $  172.8

Share of equity income of 50%-or-less owned affiliates, net
     of distributed income                                                  1.0                      (7.3)

Interest expense                                                           28.1                      94.2

Dividends on subsidiary preferred shares                                    2.7                       8.0

Portion of rent expense representative of an interest factor                6.9                      20.7
                                                                       --------                  --------
Adjusted earnings before taxes and fixed charges                       $  104.6                  $  288.4
                                                                       ========                  ========

FIXED CHARGES:

Interest expense                                                       $   28.1                  $   94.2

Dividends on subsidiary preferred shares                                    2.7                       8.0

Portion of rent expense representative of an interest factor                6.9                      20.7
                                                                       --------                  --------
Total fixed charges                                                    $   37.7                  $  122.9
                                                                       ========                  ========



RATIO OF EARNINGS TO FIXED CHARGES                                          2.8                       2.3
                                                                       ========                  ========
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